Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS
AND PROVIDES SECOND HALF 2007 SALES AND EARNINGS GUIDANCE

     Pleasanton, California, August 22, 2007 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended August 4, 2007 of $.37 and net earnings of $50.9 million. For the 13 weeks ended July 29, 2006, earnings per share were $.32 and net earnings totaled $45.4 million. Fiscal 2007 second quarter sales increased 10% to $1.445 billion, with comparable store sales for the period up 2% on top of a 4% increase in the prior year.

     For the six months ended August 4, 2007, earnings per share were $.85 and net earnings totaled $117.9 million. For the six months ended July 29, 2006, earnings per share were $.73 and net earnings totaled $104.6 million. Sales for the first six months of 2007 increased 10% to $2.855 billion, with comparable store sales up 1% on top of a 5% gain in the prior year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “The strongest sales gains during the second quarter were in the Northwest and the Mid Atlantic, while Dresses and Home were the best-performing merchandise categories. As a percent of sales, lower general and administrative and occupancy expenses more than offset higher freight, distribution and store costs, resulting in a 20 basis point improvement in operating margin for the quarter.”

     Mr. Balmuth also noted, “Our balance sheet and cash flows remained healthy as we ended the first half of the year. We continued to return capital to stockholders through our stock repurchase and dividend programs. During the first six months of 2007, we repurchased 3.1 million shares of common stock for an aggregate of $101 million. We are on track to complete during 2007 the remaining $99 million of our two-year $400 million stock repurchase program authorized by our Board of Directors.”

     Mr. Balmuth continued, “Looking ahead, we are slightly more cautious now in our second half outlook as a result of a combination of macro economic factors, recent results and projections from other retailers, and our own sales trend that slowed versus plan beginning in mid-July. Although we hope to perform better, in light of these issues, we believe it is prudent to manage our business with somewhat more conservative sales and margin assumptions for the balance of the year.”

     “We are now projecting same store sales growth of 1% to 3% for the third and fourth quarters, compared to our prior forecast of up 3% to 4% for both periods. Earnings per share are projected to be in the range of $.33 to $.37 for the 13 weeks ending November 3, 2007 and $.62 to $.68 for the 13 weeks ending February 2, 2008. Based on these projections, earnings per share for the fiscal year ending February 2, 2008 are forecast to be in the range of $1.80 to $1.90. This compares to our original earnings per share guidance of $1.85 to $1.95,” Mr. Balmuth concluded.

     Reported earnings per share for the fiscal 2006 third quarter, fourth quarter and fiscal year were $.31, $.66 and $1.70, respectively. In addition, last year’s fourth quarter and fiscal year results included income equivalent to about $.07 per share related to the 53rd week in fiscal 2006.

     The Company will provide additional details concerning its second quarter results, projected second half guidance and its longer-term business outlook on a conference call to be held on Wednesday, August 22, 2007 at 11:00 a.m. Eastern Time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available through November 2, 2007 at the website address and through August 29, 2007 via a telephone recording at 402-220-5900, PIN #2342.

     Forward-Looking Statements: This press release and the recorded conference call comments on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS ® include, without limitation, our ability to convert certain Albertsons LLC real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher mortgage interest rates and higher gas prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to identify and successfully enter new geographic markets; and our ability to attract and retain personnel with the retail talent necessary to execute our strategies. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2006 and Form 10-Q’s and 8-K’s for fiscal 2007. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. As of August 4, 2007, the Company operated 817 Ross Dress for Less® (“Ross”) stores and 45 dd’s DISCOUNTS® locations, compared to 744 Ross and 26 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available on the Company’s website at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
($000, except stores and per share data, unaudited)	2007	2006	2007	2006
Sales	$1,444,632	$1,308,052	$2,855,173	$2,599,728

Costs and expenses
Cost of goods sold	1,131,286	1,024,130	2,202,564	2,012,966
Selling, general and administrative	229,326	210,635	459,529	417,802
Interest (income) expense, net	65	(1,554)	(1,326)	(3,438)
Total costs and expenses	1,360,677	1,233,211	2,660,767	2,427,330

Earnings before taxes	83,955	74,841	194,406	172,398

Provision for taxes on earnings	33,092	29,464	76,499	67,804
Net earnings	$50,863	$45,377	$117,907	$104,594

Earnings per share
Basic	$0.37	$0.32	$0.86	$0.74
Diluted	$0.37	$0.32	$0.85	$0.73

Weighted average shares outstanding (000)
Basic	136,052	140,348	136,569	140,991
Diluted	138,280	142,698	138,992	143,454

Dividends per share
Cash dividends declared per share	$0.08	$0.06	$0.08	$0.06

Stores open at end of period	862	770	862	770

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	August 4,	July 29,
($000, unaudited)	2007	2006
Assets

Current Assets
Cash and cash equivalents	$132,808	$59,351
Short-term investments	31,263	7,417
Accounts receivable	42,071	33,904
Merchandise inventory	1,070,376	959,792
Prepaid expenses and other	70,396	50,567
Deferred income taxes	30,942	20,014
Total current assets	1,377,856	1,131,045

Property and equipment, net	790,298	733,905
Other long-term assets	68,249	58,057
Long-term investments	32,476	13,140
Total assets	$2,268,879	$1,936,147

Liabilities and stockholders' Equity

Current Liabilities
Accounts payable, accrued expenses and other	$930,789	$860,591
Total current liabilities	930,789	860,591

Long-term debt	150,000	-
Other long-term liabilities	169,045	123,760
Deferred income taxes	81,997	94,747

Commitments and contingencies

Stockholders' Equity	937,048	857,049
Total liabilities and stockholders' equity	$2,268,879	$1,936,147

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	August 4,	July 29,
($000, unaudited)	2007	2006
Cash Flows From Operating Activities
Net earnings	$117,907	$104,594
Adjustments to reconcile net earnings to net cash from
operating activities:
Depreciation and amortization	58,006	50,915
Stock-based compensation	13,049	13,621
Deferred income taxes	(18,905)	(3,092)
Tax benefit from equity issuance	5,505	6,280
Excess tax benefits from stock-based compensation	(4,533)	(1,243)
Change in assets and liabilities:
Merchandise inventory	(18,647)	(21,701)
Other current assets, net	(38,117)	(18,259)
Accounts payable	(88,665)	71,954
Other current liabilities	(46,917)	(36,743)
Other, net	28,965	2,770
Net cash provided by operating activities	7,648	169,096

Cash Flows Used in Investing Activities
Purchase of assets under lease	-	(87,329)
Additions to property and equipment	(107,285)	(58,794)
Purchases of investments	(46,918)	(47,550)
Proceeds from investments	19,618	50,765
Net cash used in investing activities	(134,585)	(142,908)

Cash Flows Used in Financing Activities
Payment of term debt	-	(50,000)
Issuance of common stock related to stock plans	11,861	8,550
Excess tax benefits from stock-based compensation	4,533	1,243
Treasury stock purchased	(2,919)	(2,352)
Repurchase of common stock	(100,578)	(98,867)
Dividends paid	(20,540)	(17,178)
Net cash used in financing activities	(107,643)	(158,604)
Net decrease in cash and cash equivalents	(234,580)	(132,416)
Cash and cash equivalents:
Beginning of period	367,388	191,767
End of period	$132,808	$59,351

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$759
Income taxes paid	$119,628	$102,642

Non-Cash Investing Activities
Change in fair value of investment securities	$55	$(192)